PRESS RELEASE
CONTACTS:
Investors: Julie Loftus Trudell Senior Vice President, Investor Relations AMERIGROUP Corporation (757) 321-3597	News Media: Kent Jenkins Jr. Senior Vice President, External Communications AMERIGROUP Corporation (757) 769-7859

AMERIGROUP Corporation Earns $0.74 Per Diluted Share
2008 Full-Year EPS Estimate Increased;
Company Provides Outlook for 2009

VIRGINIA BEACH, Va. (October 22, 2008) - AMERIGROUP Corporation (NYSE: AGP) today announced that its net income for the third quarter of 2008 was $39.4 million, or $0.74 per diluted share, versus $31.2 million, or $0.58 per diluted share, for the third quarter of 2007, a 26.2% increase.

The Company is increasing and narrowing the range of its 2008 annual guidance. The Company expects the full-year 2008 net loss to be in the range of $1.16 to $1.11 per diluted share, which includes the impact of the litigation settlement recorded in the second quarter. Excluding this charge, the Company expects full-year 2008 earnings in the range of $2.58 to $2.63 per diluted share compared to the previous range of $2.30 to $2.40 per diluted share.

Highlights:
•	Third quarter total revenue of $1.1 billion, an 8.8% increase over the third quarter of 2007.
•	Health benefits ratio of 80.1% of premium revenues.
•	Selling, general and administrative expense ratio of 14.4% of total revenues.
•
Cash flow used in operations totaled $29.4 million for the nine months ended September 30, 2008. Cash flow from operations for the same period, excluding the impact of the litigation settlement, was $169.8 million.

•	Days in claims payable was 55 days, compared to 54 days in the previous quarter.
•
AMERIGROUP is increasing and narrowing the range of its 2008 annual earnings estimate, excluding the impact of the litigation settlement, to $2.58 to $2.63 per diluted share from the previous range of $2.30 to $2.40 per diluted share.

•
Successfully began operations on August 1 in New Mexico’s new Coordinated Long-Term Services (CoLTS) program that constitutes one of the Nation’s first comprehensive programs to coordinate long-term care for individuals.

•
AMERIGROUP is introducing its full-year 2009 annual earnings estimate of $2.50 to $2.65 per diluted share, which includes the $0.12 dilutive impact of the convertible debt accounting change required by FSP APB 14-a.

October 23, 2008

“AMERIGROUP produced better than expected results in our health plan operations in the third quarter due to an array of Company-wide activities,” said James G. Carlson, AMERIGROUP Chairman and Chief Executive Officer. “We remain acutely focused on the operations of our business at a time when the delivery of predictable and cost effective services for our state partners and members is even more critical. We are seeing improving results in Tennessee along with a smooth implementation of the new managed long-term care services program in New Mexico. In addition to our operational progress, we believe our strong balance sheet, careful investment strategy and solid cash flow position us well for future growth and performance. ”

Premium Revenue
Total premium revenues for the third quarter of 2008 increased 9.1% to $1.1 billion compared with $1.0 billion in the third quarter of 2007. Sequentially, premium revenue decreased $5.4 million compared with the second quarter of 2008 primarily due to a retro-active premium payment in Tennessee of $47.3 million that elevated second quarter premium revenue. Excluding this payment, third quarter premium revenues increased 3.9% compared to the second quarter due to membership growth, rate increases and mix changes.

Investment Income
Third quarter investment income and other revenue was $17.6 million compared with $19.1 million in the third quarter of 2007. Sequentially, investment income and other revenue decreased approximately $1 million primarily due to a decline in invested assets associated with the litigation settlement payment.

Health Benefits
Health benefits as a percent of premium revenues were 80.1% for the third quarter of 2008 versus 82.9% in the third quarter of 2007 and compared to 82.0% for the second quarter of 2008.

The health benefits ratio declined sequentially due to strong performance during the quarter, as the majority of health plans exceeded expectations. The health benefits ratio was also impacted by favorable reserve development which primarily impacted estimates of medical costs related to the first half of 2008.

Selling, General and Administrative Expenses
The selling, general and administrative expense ratio was 14.4% of total revenues for the third quarter of 2008 versus 12.6% in the third quarter of 2007 and compared to 13.1% in the second quarter of 2008. Selling, general and administrative expenses were elevated in the quarter due to increased accruals for experience rebate expense in Texas and variable compensation expense associated with more favorable projected results for the year.

Balance Sheet Highlights
Cash and investments at September 30, 2008 totaled $1.35 billion of which $282.9 million was unregulated and unrestricted. Unregulated and unrestricted cash increased by $102.8 million compared to June 30, 2008.

Medical claims payable totaled $528.0 million representing 55 days of health benefits expense which compares to 54 days in the previous quarter.

AMERIGROUP repaid approximately $52.2 million of its outstanding term loan during the quarter and had a remaining balance of $50 million as of September 30, 2008.

October 23, 2008

Cash Flow Highlights
Cash flow used in operations, including the impact of the litigation settlement, totaled $29.4 million for the nine months ended September 30, 2008 compared to cash flow provided by operations of $250.6 million for the same period in the prior year. Excluding the litigation settlement, cash flow provided by operations was $169.8 million year to date, representing 1.5 times adjusted net income. A reconciliation of this non-GAAP financial measure to GAAP is included on page 11 of this release.

Share Repurchase
AMERIGROUP repurchased approximately 143,000 shares of its common stock for $3.6 million during the third quarter of 2008. Year to date, the Company has purchased approximately 843,000 shares for $22.9 million.

2008 Outlook
The Company is increasing and narrowing the range of its 2008 annual earnings estimate to $2.58 to $2.63 per diluted share from the previous range of $2.30 to $2.40 per diluted share. These estimates exclude the impact of the litigation settlement recorded in the second quarter and are therefore non-GAAP financial measures. A reconciliation of this non-GAAP financial measure to GAAP is included on page 11 of this release.

The Company’s full-year 2008 estimates are predicated on the assumption that products and markets operate at expected levels. Additionally, these estimates include the following full-year assumptions, among others:

•	Organic premium revenue growth in the 13.5% to 14.0% range;
•	Investment income and other revenue slightly below the prior year;
•	Health benefits ratio of approximately 82% of premium revenues;
•	Selling, general and administrative expenses in the low 13% range of total revenues; and
•	Fully diluted shares outstanding below 54 million.

Full-year 2009 Outlook
The Company is introducing its 2009 full-year outlook. AMERIGROUP expects earnings per diluted share in the range of $2.50 to $2.65 and total revenues in the range of $4.8 to $4.9 billion.

Full-year guidance includes the impact of the FASB Staff Position (FSP) APB 14-a, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which is expected to decrease earnings by $0.12 per diluted share in 2009.

“While changes in accounting rules are increasing non-cash interest expense and investment income is expected to decline due to fixed-income yields, we believe our continued effective management of medical costs and efficiency gains on administrative costs will produce favorable earnings results next year,” said James W. Truess, AMERIGROUP Chief Financial Officer.

October 23, 2008

The Company’s 2009 earnings estimates are predicated on the assumption that products and markets operate at expected levels. Full-year 2009 guidance does not include the potentially accretive impact of the entry into Nevada, which is pending final contract approval.

Third Quarter Earnings Call
AMERIGROUP senior management will discuss the Company’s third quarter results on a conference call Thursday, October 23, 2008 at 8:30 a.m. Eastern Time. The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 66892972. The replay will be available shortly after the completion of the call until Thursday, October 30, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites approximately two hours following the conclusion of the live broadcast.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector.  Through its subsidiaries, AMERIGROUP Corporation serves approximately 1.7 million people in Florida, Georgia, Maryland, New Jersey, New Mexico, New York, Ohio, South Carolina, Tennessee, Texas and Virginia.  For more information, visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements related to expected 2008 and 2009 earnings which are subject to numerous factors, many of which are outside of our control, including our cash balances, the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, interest rates, actions by the Federal Reserve, including changes in the Federal Funds Rate, our ability to enter into new markets or remain in our existing markets, earnings per share and net income growth. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process; timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry; changes in Medicaid and Medicare payment levels and methodologies; liabilities and other claims asserted against us; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; changes in interest rates by the Federal Reserve; the competitive environment in which we operate; our ability to maintain and increase membership levels; demographic changes; increased use of services; increased cost of individual services; epidemics; the introduction of new or costly treatments and technology; new mandated benefits or other regulatory changes; insured population characteristics and seasonal changes in the level of healthcare use; our ability to enter into new markets or remain in our existing markets; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; catastrophes, including acts of terrorism or severe weather; and the unfavorable resolution of pending litigation. There can also be no assurance that we will achieve the estimated earnings discussed in this release or that our actual results for 2008 and 2009 will not differ materially from our current estimates. Our ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of our control.

Investors should also refer to our Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

October 23, 2008

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008(2)	2007

Revenues:
Premium	$1,105,759	$1,013,620	$3,282,706	$2,819,166
Investment income and other	17,624	19,091	58,696	49,634
Total revenues	1,123,383	1,032,711	3,341,402	2,868,800
Expenses:
Health benefits	885,774	840,749	2,672,166	2,342,905
Selling, general and administrative(1)	161,520	129,941	454,134	357,459
Litigation settlement	-	-	234,205	-
Depreciation and amortization	8,811	7,744	26,459	23,596
Interest	2,746	3,969	9,099	8,332
Total expenses	1,058,851	982,403	3,396,063	2,732,292
Income (loss) before income taxes	64,532	50,308	(54,661)	136,508
Income tax expense	25,097	19,060	33,350	51,180
Net income (loss)	$39,435	$31,248	($88,011)	$85,328

Diluted net income (loss) per share	$0.74	$0.58	($1.66)	$1.59

Weighted average number of common
shares and dilutive potential common
shares outstanding	53,494,690	53,816,534	52,914,156	53,682,928

(1) Includes premium tax of:	$23,906	$22,449	$68,051	$62,623
(2) Page 10 provides non-GAAP year-to-date results excluding the litigation settlement.

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Premium revenue	98.4%	98.2%	98.2%	98.3%
Investment income and other	1.6	1.8	1.8	1.7
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits (1)	80.1%	82.9%	81.4%	83.1%
Selling, general and administrative expenses	14.4%	12.6%	13.6%	12.5%
Income (loss) before income taxes	5.7%	4.9%	(1.6)%	4.8%
Net income (loss)	3.5%	3.0%	(2.6)%	3.0%

(1)	The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

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October 23, 2008

The following table sets forth the approximate number of our members we served in each state as of September 30, 2008 and 2007. Because we receive two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted twice in the states where we offer Medicare plans.

	September 30,
	2008	2007
Texas(1)	462,000	453,000
Tennessee(2)	352,000	185,000
Florida	228,000	200,000
Georgia	201,000	218,000
Maryland	161,000	147,000
New York	111,000	114,000
New Jersey	103,000	99,000
Ohio	56,000	52,000
Virginia	24,000	22,000
South Carolina	9,000	—
New Mexico	7,000	—
District of Columbia	—	38,000
Total	1,714,000	1,528,000

(1) Membership includes approximately 13,000 members under an Administrative Services Only (ASO) contract in 2007.
(2) Membership includes approximately 165,000 under an ASO contract in 2008.

The following table sets forth the approximate number of our members in each of our products as of September 30, 2008 and 2007. Because we receive two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	September 30,
Product	2008	2007
TANF (Medicaid)(1)	1,167,000	1,040,000
SCHIP	279,000	270,000
ABD (Medicaid)(2)	218,000	172,000
FamilyCare (Medicaid)	41,000	41,000
Medicare Advantage	9,000	5,000
Total	1,714,000	1,528,000

(1) Membership includes 124,000 members under an ASO contract in Tennessee in 2008.
(2) Membership includes 41,000 members under ASO contracts in Tennessee in 2008 and 13,000 ASO contract members in Texas in 2007.

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October 23, 2008

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	September 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$684,856	$487,614
Short-term investments	161,660	199,947
Restricted investments held as collateral	—	351,318
Premium receivables	72,460	82,940
Deferred income taxes	25,517	23,475
Prepaid expenses, provider and other receivables and other	52,256	82,914
Total current assets	996,749	1,228,208

Property, equipment and software, net	102,431	97,933
Goodwill and other intangible assets, net	250,567	263,009
Long-term investments, including investments on deposit for licensure	506,528	469,218
Deferred income taxes	10,683	12,075
Other long-term assets	17,402	18,178
	$1,884,360	$2,088,621

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$528,042	$541,173
Unearned revenue	41,543	55,937
Accounts payable	3,200	6,775
Accrued expenses and other	173,707	167,188
Current portion of long-term debt and capital leases	511	27,935
Total current liabilities	747,003	799,008

Long-term debt and capital leases	309,500	361,458
Other long-term liabilities	14,150	14,248
Total liabilities	1,070,653	1,174,714

Stockholders’ equity:
Common stock, $.01 par value	535	532
Additional paid-in capital, net of treasury stock	401,031	411,193
Other comprehensive loss	(2,030)	—
Retained earnings	414,171	502,182
Total stockholders’ equity	813,707	913,907
	$1,884,360	$2,088,621

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October 23, 2008

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended September 30,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net (loss) income	($88,011)	$85,328
Adjustments to reconcile net (loss) income to net cash (used in)
provided by operating activities:
Depreciation and amortization	26,459	23,596
Loss on disposal of property, equipment and software	442	34
Deferred tax expense (benefit)	357	(5,617)
Compensation expense related to share-based payments	7,702	10,152
Impairment of goodwill	8,808	—
Changes in assets and liabilities increasing (decreasing) cash flows from operations:
Premium receivables	10,480	(16,937)
Prepaid expenses, provider and other receivables and other current assets	27,610	(16,332)
Other assets	(942)	(2,954)
Claims payable	(13,131)	120,510
Unearned revenue	(14,394)	23,477
Accounts payable, accrued expenses and other current liabilities	5,342	23,354
Other long-term liabilities	(98)	5,947
Net cash (used in) provided by operating activities	(29,376)	250,558

Cash flows from investing activities:
Release (purchase) of restricted investments held as collateral, net	351,318	(351,318)
Purchase of convertible note hedge instruments	—	(52,702)
Proceeds from sale of warrant instruments	—	25,662
Proceeds from sale of investments, net	2,332	(76,262)
Purchase of investments on deposit for licensure, net	(4,557)	(15,422)
Purchase of property, equipment and software	(27,547)	(28,313)
Net cash provided by (used in) investing activities	321,546	(498,355)

Cash flows from financing activities:
Proceeds from borrowings under credit facility and issuance of convertible notes	—	611,318
Repayments of borrowings under credit facility	(79,025)	(221,318)
Payment of debt issuance costs	—	(11,510)
Payment of capital lease obligations	(357)	(676)
Proceeds and tax benefits from exercise of stock options and change in bank overdrafts, net	7,344	10,137
Treasury stock purchases	(22,890)	—
Net cash (used in) provided by financing activities	(94,928)	387,951
Net increase in cash and cash equivalents	197,242	140,154
Cash and cash equivalents at beginning of period	487,614	176,718
Cash and cash equivalents at end of period	$684,856	$316,872

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October 23, 2008

Reconciliation of Non-GAAP Financial Measures
Operating Results Excluding Litigation Settlement Charge for the Nine Months Ended September 30, 2008

The following tables present (i) the Company’s Consolidated Operations for the nine months ended September 30, 2008; (ii) Condensed Consolidated Cashflows from Operations; and (iii) Forward-Looking Guidance for Full-Year 2008, on a GAAP and non-GAAP basis. Management believes that the presentation of certain financial information in this press release, excluding the litigation settlement charge that was recorded in the nine months ended September 30, 2008, which is non-GAAP financial information, is useful to investors and improves the comparability of the Company’s ongoing operational results between periods. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	GAAP	Less: Impact	Adjusted
	Nine months ended	of Litigation	Nine months ended
	September 30, 2008	Settlement	September 30, 2008
Revenues:
Premium	$3,282,706	$—	$3,282,706
Investment income and other	58,696	—	58,696
Total revenues	3,341,402		3,341,402

Expenses:
Health benefits	2,672,166	—	2,672,166
Selling, general and administrative	454,134	—	454,134
Litigation settlement	234,205	234,205	—
Depreciation and amortization	26,459	—	26,459
Interest	9,099	—	9,099
Total expenses	3,396,063	234,205	3,161,858
Income (loss) before income taxes	(54,661)	(234,205)	179,544
Income tax (benefit) expense	33,350	(34,995)	68,345
Net income (loss)	($88,011)	($199,210)	$111,199

Basic net (loss) income per share	($1.66)	($3.76)	$2.10
Diluted net (loss) income per share	($1.66)	($3.72)	$2.06

Basic shares outstanding	52,914,156		52,914,156
Fully diluted shares outstanding	52,914,156		53,889,288

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October 23, 2008

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED OPERATING CASH FLOWS
(unaudited)

	GAAP Nine months ended	Less: Impact of Litigation	Adjusted Nine months ended
	September 30, 2008	Settlement	September 30, 2008
Cash flows from operating activities:
Net (loss) income	($88,011)	($199,210)	$111,199
Adjustments to reconcile net (loss) income to net cash
(used in) provided by operating activities:
Depreciation and amortization	26,459	—	26,459
Loss on disposal of property, equipment and software	442	—	442
Deferred tax expense	357	—	357
Compensation expense related to share-based payments	7,702	—	7,702
Impairment of goodwill	8,808	—	8,808
Changes in assets and liabilities increasing (decreasing)
cash flows from operations:
Premium receivables	10,480	—	10,480
Prepaid expenses, provider and other receivables and
other current assets	27,610	—	27,610
Other assets	(942)	—	(942)
Claims payable	(13,131)	—	(13,131)
Unearned revenue	(14,394)	—	(14,394)
Accounts payable, accrued expenses and other current
liabilities	5,342	—	5,342
Other long-term liabilities	(98)	—	(98)
Net cash (used in) provided by operating activities	($29,376)	($199,210)	$169,834

Forward-looking Guidance for Full-Year 2008

	GAAP Guidance	Impact of Litigation Settlement	Adjusted Guidance
Diluted EPS range	($1.16) - ($1.11)	($3.74)	$2.58 - $2.63
Basic shares	52,500,000		52,500,000
Diluted shares	52,500,000		53,800,000

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